Exhibit 21.1
Subsidiaries of Tri-Isthmus Group, Inc. (f/k/a Vsource, Inc.)

Name	Jurisdiction of Incorporation
Del Mar Acquisition, Inc.	Nevada

Del Mar GenPar, Inc.	Nevada

Point Loma Acquisition, Inc.	Nevada

Point Loma Acquisition, Inc.	Nevada

Surgical Center Acquisition Holdings, Inc.	Nevada

Surgical Center Management, Inc.	Nevada

Virtual Source, Inc.	Nevada

Vsource (USA) Inc.	Delaware

Vsource (California) Inc.	California

Vsource (CI) Ltd	Cayman Islands

Vsource (Asia) Ltd	Hong Kong

Vsource (BVI) Ltd	British Virgin Islands

Vsource (Singapore) Pte Ltd	Singapore